Exhibit 99.1

ALR Technologies Signs First Revenue-Generating Contract

Health-e-Connect System Deployed to Improve Diabetes Outcomes at Leading
Kansas City Medical Group

(April 20, 2015 -- RICHMOND, VA)  ALR Technologies Inc. (OTCQB: ALRT), a leading remote chronic care management and medical device company, is pleased to announce that Clay-Platte Family Medicine Clinic, one of the largest primary care clinics in the Northland of Kansas City, has signed a contract with ALRT to improve diabetes health outcomes using the Health-e-Connect remote chronic care management system.

This is the first commercial deployment of the Health-e-Connect system and a significant expansion of ALRT's operations.  Under the terms of the contract, Clay-Platte Family Medicine Clinic's nearly 3,400 diabetes patients will be eligible to be enrolled in the Health-e-Connect system and ALRT will be paid a per-patient-per-month fee.

"We intend to be a leader in outcomes-based healthcare solutions through proven effectiveness, market adoption, and revenue," said Bill Smith, president of ALR Technologies. "Today's agreement meets those three goals."

Health-e-Connect remotely monitors patient blood-glucose levels and alerts physicians when those levels are trending out of established protocols.  In a clinical trial, Internet-based Blood Glucose Monitoring Systems were associated with a reduction in average A1c levels from 8.8% to 7.6% over a six-month period.

Clay-Platte Family Medicine Clinic, as a member of the KCMPA ACO, has been participating in an ongoing demonstration project of the Health-e-Connect system with diabetes patients in the Kansas City area.  The preliminary outcomes of the project contributed to Clay-Platte Family Medicine Clinic's decision to expand the use of ALRT's technology into a broader diabetes population.

"The Health-e-Connect has already proven itself effective in lowering A1c levels in some of the most challenging patients with Type 2 diabetes," said Dr. Nathan Granger, Director of Clay-Platte Family Medicine Clinic.  "We're excited to be working with ALRT to bring the Health-e-Connect system to many more of our patients and help them take greater control of their diabetes."

"We consider today's announcement to be an important step in our vision and our business model," said Sidney Chan, CEO of ALRT.  "We've developed a unique product that, we believe, will improve the health outcomes for patients with diabetes.  As medical group contracts are increasingly tied to outcomes, we believe our system can help patients and medical groups reach their goals."

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About ALR Technologies Inc.
ALR Technologies is a medical device company providing remote monitoring and care facilitation for patients with chronic diseases. ALRT has developed the FDA-cleared and HIPAA compliant Health-e-Connect System that collects data from blood glucose meters and uploads to a secure website. Trained Facilitators use the System to effect efficiency of care among patients, clinicians and caregivers to improve outcomes and assist health plans to optimize their quality goals. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact:    Philip Murphy:   203.947.2827             email: phil.murphy@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate", "expect", "anticipate", "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.